As filed pursuant to Rule 424(b)(2)
Registration No. 333-181292

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.375% Convertible Senior Notes due 2017	$500,000,000(2)	100%	$500,000,000(2)	$57,300.00(2)
Class A common stock, $0.014 par value per share(3)	—(4)	—	—	—(5)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Includes 1.375% Convertible Senior Notes due 2017 (“Notes”) that may be purchased by the underwriters pursuant to their option to purchase additional Notes solely to cover over-allotments.
(3)	Includes associated rights to purchase shares of the Registrant’s Series A Junior Participating Preference Stock, par value $0.01 per share (“Preference Share Purchase Rights”). Preference Share Purchase Rights are attached to shares of the Registrant’s common stock in accordance with the Amended and Restated Rights Agreement, dated as of August 17, 2005, between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agreement”). The Preference Share Purchase Rights are not exercisable until the occurrence of certain events specified in the Rights Agreement, are evidenced by the stock certificates representing the common stock and are transferable solely with the common stock. The value attributable to the Preference Share Purchase Rights, if any, is reflected in the value of the common stock.
(4)	An indeterminate number of shares of Class A common stock are being registered as may be issued from time to time upon conversion of the Notes. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering an indeterminate number of shares of Class A common stock as may become issuable upon conversion by reason of adjustments in the conversion price.
(5)	Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, there is no additional filing fee with respect to the shares of Class A common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

PROSPECTUS SUPPLEMENT (to PROSPECTUS DATED MAY 10, 2012)

Medicis Pharmaceutical Corporation

$450,000,000

1.375% Convertible Senior Notes due 2017

We are offering $450,000,000 aggregate principal amount of our 1.375% convertible senior notes due June 1, 2017 (the “notes”). The notes will bear interest at a rate of 1.375% per annum beginning on May 16, 2012, payable semiannually in arrears on June 1 and December 1 of each year.

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding March 1, 2017 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2012, if the closing sale price of our Class A common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day; (2) during the five consecutive trading-day period following any ten consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events. On or after March 1, 2017 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion at any time, regardless of the foregoing circumstances.

Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes to be converted, as described in this prospectus supplement.

The initial conversion rate will be 21.2427 shares of our Class A common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $47.07 per share of our Class A common stock. The conversion rate will be subject to adjustment for certain events described herein but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur on or prior to the stated maturity date, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.

We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

If a fundamental change, as defined herein, occurs prior to the stated maturity date, holders may require us to purchase for cash all or any portion of their notes at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank: (i) senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; (ii) equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our Class A common stock is listed on The New York Stock Exchange under the symbol “MRX.” On May 10, 2012, the closing sale price of our Class A common stock was $37.66 per share.

We have granted the underwriters named below the right to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $50,000,000 aggregate principal amount of notes, solely to cover over-allotments.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	100%	$450,000,000
Underwriting discounts and commissions	2.625%	$11,812,500
Proceeds, before expenses, to us	97.375%	$438,187,500

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from May 16, 2012.

The underwriters will purchase the notes from us and offer them to you, subject to certain conditions. We expect that the notes will be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about May 16, 2012.

Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is May 10, 2012.

Prospectus Supplement

Prospectus

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information in documents incorporated by reference, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed after that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated May 10, 2012, which is part of our Registration Statement on Form S-3, which describes more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts assembled.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize to be delivered to you, as well as the additional information contained in the documents to which we have referred you in “Where You Can Find More Information; Incorporation by Reference” below, in making your investment decision.

When we refer to “Medicis,” “we,” “our” and “us” in this prospectus supplement, we mean Medicis Pharmaceutical Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the notes. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Prospectus Supplement Summary—The Offering” and in the section entitled “Description of the Notes,” the words “Medicis,” “we,” “our” and “us” refer only to Medicis Pharmaceutical Corporation and not to any of its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the information they incorporate by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When we use words such as “believe,” “expect,” “anticipate,” “intend,” “depend,” “should,” “plan,” “estimate,” “could,” “may,” “will,” “would,” “project,” “contemplate,” “potential,” “target,” “goals,” or similar expressions, or when we discuss our strategy, plans or intentions, we are making forward-looking statements. Forward-looking statements are necessarily based upon assumptions with respect to the future, involve risks and uncertainties and are not guarantees of performance. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include:

•	the anticipated size of the markets and demand for our products;

•	the availability of product supply or changes in the costs of raw materials;

•	the receipt of required regulatory approvals;

•	competitive developments affecting our products, including the potential entry of generic competitors;

•	product liability claims;

•	the introduction of federal and/or state regulations relating to our business;

•	dependence on sales of key products;

•	changes in the treatment practices of physicians that currently prescribe our products, including prescription levels;

•	the uncertainty of future financial results and fluctuations in operating results, and the factors that may attribute to such fluctuations as set forth in our SEC filings;

•	dependence on our strategy (including the uncertainty of license payments and/or other payments due from third parties);

•	changes in reimbursement policies of health plans and other health insurers;

•

changes in anticipated levels of total coverage and access, managed care rebates, and the associated impact on sales, reserves, profitability and the average selling price, or ASP, for SOLODYN and our other therapeutic brands (we engage in negotiations from time to time, as management believes necessary, to enhance the longer-term sustainability of these brands; such negotiations may result in increased managed care rebates, which may have a negative impact on sales, reserves, profitability and the ASP for affected products);

•	the timing and success of new product development by us or third parties;

•	our inability to fully realize the anticipated benefits of our transactions, including certain acquisitions;

•

our inability to secure patent protection from filed patent applications, inadequate protection of our intellectual property or challenges to the validity or enforceability of the Medicis proprietary rights;

•	the risks of pending and future litigation or government investigations and enforcement actions;

•	other risks described from time to time in our filings with the SEC; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

We caution you not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our reports and other documents we file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information; Incorporation by Reference” below. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing, other than as required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes offered hereby. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus carefully, including the “Risk Factors” section of this prospectus supplement beginning on page S-11 and the risk factors contained in our Form 10-Q for the period ended March 31, 2012 and Form 10-K for the year ended December 31, 2011, as well as our financial statements and the notes thereto, which are incorporated by reference herein, before making an investment decision. References in this prospectus to “Medicis,” “we,” “our” and “us” refer to Medicis Pharmaceutical Corporation together with its wholly owned subsidiaries, unless the context otherwise requires.

Overview

We are a leading independent specialty pharmaceutical company focusing primarily on helping patients attain a healthy and youthful appearance and self-image through the development and marketing in the U.S. and Canada of products for the treatment of dermatological and aesthetic conditions.

We have built our business by executing a four-part growth strategy: promoting existing brands, developing new products and important product line extensions, entering into strategic collaborations and acquiring complementary products, technologies and businesses. Our core philosophy is to cultivate high integrity relationships of trust and confidence with the foremost dermatologists and the leading plastic surgeons in the U.S. and Canada.

We offer a broad range of products addressing various conditions or aesthetic improvements, including facial wrinkles, glabellar lines, acne, fungal infections, hyperpigmentation, photoaging, psoriasis, actinic keratosis, bronchospasms, external genital and perianal warts/condyloma acuminata, seborrheic dermatitis and cosmesis (improvement in the texture and appearance of skin). We currently offer 27 branded products. Our primary brands are DYSPORT® (abobotulinumtoxinA) 300 Units for Injection, PERLANE® Injectable Gel, RESTYLANE® Injectable Gel, SOLODYN® (minocycline HCl, USP) Extended Release Tablets, VANOS® (fluocinonide) Cream 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel and ZYCLARA® (imiquimod) Cream 3.75% and 2.5%. Many of our primary brands currently enjoy branded market leadership in the segments in which they compete. We concentrate our sales and marketing efforts in promoting them to physicians in our target markets because of the significance of these brands to our business. We also sell a number of other products that we consider less critical to our business.

Corporate Information

We filed our certificate of incorporation with the Secretary of State of Delaware on July 28, 1988. We completed our initial public offering during our fiscal year ended June 30, 1990, and launched our initial pharmaceutical products during our fiscal year ended June 30, 1991. Our principal executive offices are located at 7720 North Dobson Road, Scottsdale, Arizona 85256, and our telephone number is (602) 808-8800.

The Offering

The following is a summary of the terms of the notes. For a more complete description, you should read the “Description of the Notes” of this prospectus supplement and the accompanying prospectus. In this section, references to “Medicis,” “we,” “our” or “us” refer to Medicis Pharmaceutical Corporation and not to any of its subsidiaries.

Issuer	Medicis Pharmaceutical Corporation, a Delaware corporation.

Notes Offered	$450,000,000 aggregate principal amount of 1.375% Convertible Senior Notes due 2017 (plus up to an additional $50,000,000 principal amount solely to cover over-allotments).

Maturity	June 1, 2017, unless earlier purchased or converted.

Interest Rate and Payment Dates	1.375% per year. Interest will accrue from May 16, 2012 and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2012. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the Notes—Events of Default.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

As of March 31, 2012, our total consolidated indebtedness was $169.3 million, none of which was secured indebtedness or indebtedness of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness as of March 31, 2012 would have been $619.3 million.

No Redemption	We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

Conversion of Notes	Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding March 1, 2017 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on September 30, 2012, if the closing sale price of our Class A common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day;

•

during the five consecutive trading-day period following any ten consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then-current conversion rate; or

•	upon the occurrence of specified corporate events described under “Description of the Notes—Conversion of Notes—Conversion upon Specified Corporate Transactions.”

On or after March 1, 2017 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion regardless of the foregoing circumstances.

The initial conversion rate for the notes will be 21.2427 shares of our Class A common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $47.07 per share of our Class A common stock). Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and pay or deliver, as the case may be, cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes to be converted. The amount of cash and shares of Class A common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) for each trading day in a 30 trading-day conversion period (as described herein). See “Description of the Notes—Conversion of Notes—Settlement upon Conversion.”

Holders will not receive any additional cash payment or additional shares of our Class A common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to you upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event	If certain corporate events as described under “Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” occur at any time prior to the stated maturity date, each of which we refer to as a “make-whole adjustment event,” the conversion rate for any notes converted in connection with such make-whole adjustment event will, in certain circumstances, be increased by a number of additional shares of our Class A common stock. A description of how the number of additional shares will be determined and a table showing the number of additional shares of our Class A common stock, if any, by which the conversion rate will be increased in connection with a make-whole adjustment event is set forth under “Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.”

Purchase of Notes at Your Option upon a Fundamental Change	Holders may require us to purchase for cash all or any portion of their notes upon the occurrence of a fundamental change at the fundamental change purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of “fundamental change” and related information, see “Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses payable by us and the underwriters’ discount, will be approximately $436.2 million (or $484.9 million if the underwriters exercise their over-allotment option in full).

We intend to use approximately $40.4 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to us from the sale of the warrant transactions described below). We intend to use the remainder of the net proceeds from this offering for general corporate purposes, which may include working capital, capital expenditures, repurchasing shares of our Class A common stock from time to time, repaying our outstanding debt and corporate acquisitions.

If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our Class A common stock is listed on The New York Stock Exchange under the symbol “MRX.”

Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Material U.S. Federal Income Tax Consequences	You should consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences of the ownership and disposition of the notes and our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. See “Material U.S. Federal Income Tax Considerations.”

Convertible Note Hedge and Warrant Transactions	In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with affiliates of Deutsche Bank Securities Inc. and/or J.P. Morgan Securities LLC (each of which we refer to as an “option counterparty”). We also expect to enter into warrant transactions with the option counterparties. The convertible note hedge transactions are expected to reduce potential dilution to our Class A common stock and/or offset any cash payments we are required to make in excess of the principal amount upon any conversion of notes. However, the warrant transactions would separately have a dilutive effect to the extent that the market value per share of our Class A common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option to purchase additional notes, we may enter into additional convertible note hedge and warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the option counterparties or affiliates thereof expect to enter into various derivative transactions with respect to our Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our Class A common stock or the notes at that time.

In addition, the option counterparties or affiliates thereof may modify their hedge positions by entering into or unwinding various derivatives with respect to our Class A common stock and/or purchasing or selling our Class A common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our Class A common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or affiliates thereof in connection with these convertible note hedge and warrant transactions, see “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our Class A common stock” and “Underwriting—Convertible Note Hedge and Warrant Transactions.”

Trustee, Paying Agent and Conversion Agent	Deutsche Bank Trust Company Americas

Book-Entry Form	The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below or in the documents incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become material factors that affect us. If any of the following risks or those incorporated by reference herein occurs or intensifies, our business, financial condition or results of operations could be materially and adversely affected. If this were to happen, the value of the notes could decline significantly, and you may lose some or all of your investment. In connection with the forward-looking statements in this prospectus supplement, you should also carefully review the cautionary statements under “Forward-Looking Statements.”

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2012, our total consolidated indebtedness was $169.3 million, none of which was secured indebtedness or indebtedness of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $619.3 million.

The notes are our obligations only, and a significant portion of our operations are conducted through, and a significant portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible debt and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our Class A common stock in lieu of or in addition to short selling the Class A common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our Class A common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our Class A common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our Class A common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our Class A common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is effective until July 31, 2012.

In addition, FINRA and exchanges have proposed a “Limit Up-Limit Down” mechanism. If approved by the SEC, FINRA and exchanges would establish procedures to prevent trading in stock covered by the mechanism outside of specific price bands during regular trading hours. If trading is unable to occur within those price bands for more than 15 seconds, there would be a five-minute trading pause. The SEC has not yet determined whether to approve the Limit Up-Limit Down proposal.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the convertible notes. This new legislation, when fully implemented through regulatory rulemaking, will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to register with the SEC or the Commodity Futures Trading Commission (the “CFTC”) and comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps and security-based swaps. The SEC, the CFTC and other relevant regulators are in the process of developing these requirements through regulatory rulemaking, including timeframes for industry compliance that are yet unknown. When implemented, the Dodd-Frank Act and the rulemaking thereunder could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. We cannot predict how this legislation will ultimately be implemented by the SEC, the CFTC and other regulators or the magnitude of the effect that this legislation and regulation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our Class A common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our Class A common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our Class A common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our Class A common stock would likely adversely impact the trading price of the notes. The market price of our Class A common stock could also be affected by possible sales of our Class A common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Class A common stock. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay the principal of and interest on the notes.

We and our subsidiaries may be able to incur substantial debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction.

Following a make-whole adjustment event, if a holder elects to convert its notes in connection with such corporate transaction, we will increase the conversion rate by an additional number of shares of our Class A common stock upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the make-whole adjustment event occurs or becomes effective and the price paid (or deemed to be paid) per share of our Class A common stock in the make-whole adjustment event, as described below under “Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed to be paid) per share of our Class A common stock in the make-whole adjustment event is greater than $100.00 per share or less than $37.66 per share (in each case, subject to adjustment), no increase in the conversion rate will be made.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

We may not have the ability to raise the funds necessary to settle conversions of the notes or purchase the notes as required upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.

Following a fundamental change as described under “Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change,” holders of notes will have the right to require us to purchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, we will be required to make cash payments in respect of the notes being surrendered for conversion as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price in cash with respect to any notes surrendered by holders for purchase upon a fundamental change or make cash payments upon conversions. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a fundamental change or make cash payments upon conversions of the notes. Our failure to purchase the notes upon a fundamental change or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In addition, holders will not be entitled to require us to purchase their notes upon a fundamental change in certain circumstances involving solely a significant change in the composition of our board of directors. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

Upon conversion of the notes, we will pay cash up to the aggregate principal amount of the notes being converted or (if lower) the conversion value thereof, and we will settle any amounts in excess thereof in cash, shares of our Class A common stock or a combination thereof, at our election.

We will satisfy our conversion obligation to holders by paying cash up to the lesser of the aggregate principal amount of the notes being converted and the conversion value of such notes and by paying or delivering, as the case may be, cash, shares of our Class A common stock or a combination thereof in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes being converted. Accordingly, upon conversion of a note, holders might not receive any shares of our Class A common stock.

The conditional conversion feature of the notes could result in your receiving less than the consideration into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 1, 2017, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the consideration into which the notes would otherwise be convertible.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. See “Description of the Notes—Conversion of Notes.” If one or more holders elect to convert their notes, we would be required to settle any converted principal through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our Class A common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of Class A common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our Class A common stock in the public market could lower the market price for our Class A common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our Class A common stock to raise capital. In addition, a substantial number of shares of our Class A common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes and our existing convertible notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Class A common stock. The issuance and sale of substantial amounts of Class A common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

The notes may not have an active market, and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no active trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our Class A common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may negatively affect the trading price and liquidity of the notes and the price of our Class A common stock.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to assign the notes a rating lower than the rating expected by investors or were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price or liquidity of the notes and the price of our Class A common stock could decline.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance to all or substantially all holders of our Class A common stock of stock dividends, certain rights, options or warrants, capital stock, indebtedness, assets or cash, and subdivisions and combinations of our Class A common stock, and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of Class A common stock for cash, that may adversely affect the trading price of the notes or the Class A common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The convertible note hedge and warrant transactions may affect the value of the notes and our Class A common stock.

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with the option counterparties. The convertible note hedge transactions are expected to reduce the potential dilution and/or offset any cash payments we are required to make in excess of the principal amount upon conversion of the notes. We also expect to enter into warrant transactions with the option counterparties. The warrant transactions could separately have a dilutive effect on our Class A common stock to the extent that the market price per share of our Class A common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option to purchase additional notes, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, the option counterparties or affiliates thereof expect to enter into various derivative transactions with respect to our Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our Class A common stock or the notes at that time.

In addition, the option counterparties or affiliates thereof may modify their hedge positions by entering into or unwinding various derivatives with respect to our Class A common stock and/or purchasing or selling our Class A common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our Class A common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the option counterparties or affiliates thereof may unwind their hedge positions with respect to our Class A common stock, which could adversely affect the value of our Class A common stock and, if the notes have been issued, the value of the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and shares of our Class A common stock but may not constitute a fundamental change that permits holders to require us to purchase their notes or a make-whole adjustment event that would require an increase in the conversion rate for notes converted in connection therewith. For these reasons, you should not consider the covenants in the indenture or the fundamental change purchase and make-whole adjustment features of the notes as significant factors in evaluating whether to invest in the notes.

To the extent we issue shares of our Class A common stock to satisfy all or a portion of our conversion obligation in respect of the excess, if any, of the aggregate principal amount of the notes being converted, conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

To the extent we issue shares of our Class A common stock to satisfy all or a portion of our conversion obligation in respect of the excess, if any, of the aggregate principal amount of the notes being converted, the conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our Class A common stock.

If you hold notes, you are not entitled to any rights with respect to our Class A common stock, but you are subject to all changes made with respect to our Class A common stock to the extent our conversion obligation includes shares of our Class A common stock.

To the extent we issue shares of our Class A common stock to satisfy all or a portion of our conversion obligation in respect of the excess, if any, of the aggregate principal amount of the notes being converted, holders who convert their notes will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock) until the last trading day of the relevant conversion period, but holders of notes will be subject to all changes affecting our Class A common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the close of business on the last trading day of the conversion period related to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Class A common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our Class A common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our Class A common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. The amount of consideration that you will receive upon conversion of your notes in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted will be determined by reference to the volume-weighted average prices of our Class A common stock for each trading day in a 30 trading-day conversion period. As described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to March 1, 2017, the 30 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date; and (ii) if the relevant conversion date occurs on or after March 1, 2017, the 30 consecutive trading-day period beginning on, and including, the 32nd scheduled trading day immediately preceding the stated maturity date. Accordingly, if the price of our Class A common stock decreases during this period, the amount and/or value of consideration you receive in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted will be adversely affected. In addition, if the market price of our Class A common stock at the end of such period is below the average of the volume-weighted average price of our Class A common stock during such period, the value of any shares of our Class A common stock that you will receive in satisfaction of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted will be less than the value used to determine the number of shares that you will receive.

We will be required to pay or deliver, as the case may be, the consideration due upon conversion of the notes three business days after the last day of the applicable conversion period. Accordingly, if we elect to settle all or a portion of our conversion obligation in excess of the aggregate principal amount of the notes being converted in shares of our Class A common stock and the price of our Class A common stock decreases during this period, the value of the shares that you receive will be adversely affected.

We are subject to counterparty risk with respect to the convertible note hedge transactions.

The option counterparties are financial institutions, and we will be subject to the risk that any or all of them might default under the convertible note hedge transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If an option counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under the convertible note hedge transactions with that option counterparty. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in the market price and in the volatility of our Class A common stock. In addition, upon a default by an option counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our Class A common stock. We can provide no assurances as to the financial stability or viability of the option counterparties.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, or the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the conversion rate adjustments with respect to the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our Class A common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain, as described under “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty, which may be withheld from subsequent payments on the notes (or in certain circumstances, on the Class A common stock). Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our Class A common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. See “Material U.S. Federal Income Tax Considerations.”

You should consider the U.S. federal income tax consequences of owning and converting the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our Class A common stock and cash is not entirely certain. You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and Class A common stock. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus supplement under the heading “Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $436.2 million, after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us, or approximately $484.9 million if the underwriters exercise their overallotment option in full.

We intend to use:

•

approximately $40.4 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (taking into account the proceeds to us from the sale of the related warrant transactions). See “Description of Convertible Note Hedge and Warrant Transactions.”

•

the remainder of the net proceeds from the sale of the notes for general corporate purposes, which may include working capital, capital expenditures, repurchasing shares of our Class A common stock from time to time, repaying our outstanding debt and corporate acquisitions.

If the underwriters exercise their over-allotment option with respect to the notes, we expect to use a portion of the net proceeds from the sale of the additional notes to pay the cost of entering into additional convertible note hedge transactions (after such cost is partially offset by the proceeds to us from any additional warrant transactions that we may enter into at such time), and for general corporate purposes.

Our management will have broad discretion as to the application of the net offering proceeds. Pending their ultimate use, we expect to invest the net proceeds to us from this offering in short-term, investment grade marketable securities.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock trades on the New York Stock Exchange under the symbol “MRX.” The following table sets forth the high and low sale prices for our Class A common stock on the New York Stock Exchange for the fiscal periods indicated:

	HIGH	LOW
Year Ended December 31, 2010
First Quarter	$28.10	$21.15
Second Quarter	26.55	21.02
Third Quarter	30.29	21.28
Fourth Quarter	30.94	26.21
Year Ended December 31, 2011
First Quarter	$32.75	$24.97
Second Quarter	38.63	32.03
Third Quarter	40.51	30.48
Fourth Quarter	40.10	29.76
Year Ended December 31, 2012
First Quarter	$38.73	$31.58
Second Quarter (through May 10, 2012)	39.99	36.74

DIVIDEND POLICY

We do not have a dividend policy. Prior to July 2003, we had not paid a cash dividend on our Class A common stock. Since July 2003, we have paid quarterly cash dividends aggregating approximately $89.2 million on our Class A common stock. Any future determinations to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that our board of directors deems relevant.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth the ratios of earnings to combined fixed charges for Medicis and its consolidated subsidiaries for the periods indicated.

	Three Months Ended March 31, 2012	Year Ended December 31,

		2011	2010	2009	2008	2007
Ratio of Earnings to Combined Fixed Charges	7.5x	28.8x	40.7x	26.5x	9.9x	11.1x

For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

CAPITALIZATION

The following table sets forth capitalization as of March 31, 2012:

•	on an actual basis; and

•

as adjusted for the offering and the application of the use of proceeds as described in “Use of Proceeds” (assuming no exercise of the underwriters’ over-allotment option), including our use of approximately $40.4 million of the net proceeds of this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrants), which will result in reductions to “Cash and cash equivalents,” “Additional paid-in capital,” “Total stockholders’ equity” and “Total capitalization”.

	As of March 31, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$96,298	$492,121

Total debt:
2.5% contingent convertible senior notes due 2032(1)	169,145	169,145
1.5% contingent convertible senior notes due 2033	181	181
1.375% convertible senior notes due 2017 offered hereby(2)	—	450,000
Stockholders’ equity:
Class A common stock, $0.014 par value; shares authorized: 150,000,000; issued and outstanding: 75,371,125(3)	1,030	1,030
Additional paid-in capital	804,906	764,541
Accumulated other comprehensive loss	(20,481)	(20,481)
Accumulated earnings	567,009	567,009
Less: Treasury stock, 17,933,925 shares at cost	(518,798)	(518,798)

Total stockholders’ equity	833,666	793,301

Total capitalization	$1,002,992	$1,412,627

(1)	Pursuant to the terms of the indenture governing the 2.5% contingent convertible senior notes due 2032 (the “2032 Notes”), holders of the 2032 Notes may require us to offer to repurchase their 2032 Notes for cash at a purchase price of 100% of the aggregate principal amount thereof on June 4, 2012. On May 3, 2012, in accordance with the terms of the indenture, we commenced an offer to purchase any and all 2032 Notes, which offer will expire on June 1, 2012. As of May 9, 2012, no note holders have tendered their notes pursuant to the offer. This table assumes no notes will be tendered for purchase pursuant to the offer. To the extent that any notes are tendered for purchase and accepted in accordance with the terms of the offer, we intend to pay for such notes from cash on hand.
(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize or the increase in paid in capital.
(3)	The Class A common stock shown in the table above as of March 31, 2012 excludes approximately 4,024,872 shares of Class A common stock reserved for issuance upon exercise of outstanding stock options, 2,068,213 shares of Class A common stock reserved for issuance upon vesting of restricted stock awards, 4,255,586 shares of Class A common stock reserved for future issuances under our equity incentive award plans and 5,826,236 shares of Class A common stock reserved for issuance upon conversion of our existing contingent convertible senior notes. In addition, the Class A common stock shown, as adjusted, excluded the shares of common stock reserved for issuance upon conversion of the notes offered by this prospectus supplement and the shares of Class A common stock reserved for issuance under the warrant transactions described in this prospectus supplement.

DESCRIPTION OF THE NOTES

We will issue the notes under a base indenture to be dated May 16, 2012 between us and Deutsche Bank Trust Company Americas, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated May 16, 2012 with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summarizes the material provisions of the notes and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find More Information; Incorporation by Reference.”

In this section entitled “Description of the Notes,” when we refer to “Medicis,” “we,” “our” or “us,” we are referring to Medicis Pharmaceutical Corporation and not to any of its subsidiaries.

General

We will issue $450,000,000 (or $500,000,000 if the underwriters exercise their over-allotment option in full) aggregate principal amount of notes. We will settle conversions of notes by paying cash up to the aggregate principal amount of the notes to be converted and paying or delivering, as the case may be, cash, shares of our Class A common stock or a combination thereof, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on June 1, 2017, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below). The notes are not subject to redemption at our option at any time prior to maturity.

The notes will be our senior unsecured obligations and will rank: (i) senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; (ii) equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Medicis or a termination in the trading of our Class A common stock, except to the extent described under “—Purchase of Notes at Your Option upon a Fundamental Change” and “—Conversion of Notes—Conversion upon Specified Corporate Transactions.” The notes are not guaranteed by any of our subsidiaries.

We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, date from which interest will initially accrue) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We do not intend to list the notes on any securities exchange or automated dealer quotation system.

Interest

We will pay interest on the notes at a rate of 1.375% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing December 1, 2012, to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from May 16, 2012 or from the most recent date to which interest has been paid or duly provided for. In the event of any notes’ maturity, conversion or purchase by us at the option of the holder thereof, interest will cease to accrue on those notes under the terms of and subject to the conditions of the indenture. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

The registered holder of a note will be treated as the owner of it for all purposes. The depositary for the notes issued in global form (initially, The Depository Trust Company (“DTC”)) or its nominee will be the only registered holder of such notes. All notices to holders of notes issued in global form may be made through the depositary. For a discussion of the book-entry procedures for notes issued in global form, see “—Book-Entry, Delivery and Form” below.

Conversion of Notes

General

Subject to the conditions described below, you may convert all or any portion of your notes at an initial conversion rate of 21.2427 shares of our Class A common stock per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $47.07 per share of Class A common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The conversion price of a note at any time is equal to $1,000 divided by the then-applicable conversion rate at the time of determination. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

Holders may surrender all or any portion of their notes for conversion at any time until the close of business on the business day immediately preceding March 1, 2017 only upon satisfaction of one or more of the conditions described below. However, on and after March 1, 2017, holders may surrender all or any portion of their notes for conversion at any time until the close of business on the second scheduled trading day immediately preceding the stated maturity date regardless of whether any of these conditions are satisfied.

We will settle conversions of notes by paying cash up to the aggregate principal amount of the notes to be converted and paying or delivering, as the case may be, cash, shares of our Class A common stock or a combination thereof, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, as described below under “—Conversion of Notes—Settlement upon Conversion.” The amount of cash and shares of Class A common stock, if any, due upon conversion will be based on a “daily conversion value” for each trading day in the applicable 30 trading-day “conversion period” (each as defined below under “—Conversion of Notes—Settlement upon Conversion”).

Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our settlement of conversions as described below under “—Conversion of Notes—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the regular record date immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our Class A common stock upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Conversion upon Satisfaction of Market Price Condition

Prior to the close of business on the business day immediately preceding March 1, 2017, holders may surrender all or any portion of their notes for conversion during any calendar quarter commencing after the quarter ending September 30, 2012 if the “closing sale price” (as defined below) of our Class A common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day.

The “closing sale price” of our Class A common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The New York Stock Exchange or, if our Class A common stock is not listed on The New York Stock Exchange, the principal U.S. national or regional securities exchange on which our Class A common stock is listed for trading or, if our Class A common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our Class A common stock is not so reported, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our Class A common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

A “trading day” means a day on which (i) The New York Stock Exchange or, if our Class A common stock is not listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our Class A common stock is then listed is open for trading or, if our Class A common stock is not so listed, any business day and (ii) a closing sale price for our Class A common stock is available on such securities exchange or market. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

A “scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our Class A common stock is listed for trading. If our Class A common stock is not so listed, “scheduled trading day” means a “business day.”

Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes

If, prior to the close of business on the business day immediately preceding March 1, 2017, the “trading price” (as defined below) for the notes on each trading day during any ten consecutive trading-day period is less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then-current conversion rate, a holder may surrender notes for conversion at any time during the following five consecutive trading days.

The bid solicitation agent (which shall initially be Deutsche Bank Trust Company Americas, as conversion agent) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. However, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we will have no obligation to make such request unless a holder of at least $2.0 million in aggregate principal amount of notes provides us and the trustee with reasonable evidence that the trading price of the notes on any trading day would be less than 98% of the product of the then-current conversion rate multiplied by the closing sale price of our Class A common stock on that date. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on such trading day and on each of the next four trading days. If, at any time after the trading price condition has been met, the trading price for the notes is greater than or equal to 98% of the product of the closing sale price of our Class A common stock and the conversion rate for such date, the bid solicitation will, on our behalf, so notify the holders and the trustee.

“Trading price” means, on any date of determination, the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select and provide to the bid solicitation agent; provided that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination (i) the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer, (ii) if we fail to request the bid solicitation agent to obtain bids when required or (iii) if we request the bid solicitation agent to obtain bids and the bid solicitation agent fails to make such determination, then, in each case, the trading price of the notes on such date of determination or on each trading day of such failure (as the case may be) will be deemed to be less than 98% of the closing sale price of our Class A common stock on such date multiplied by the then-current conversion rate. The bid solicitation agent shall not be liable to us or to any holders for any bids it obtains or any failure to obtain bids from dealers selected by us.

Conversion upon Specified Corporate Transactions

If, prior to the close of business on the business day immediately preceding March 1, 2017:

•

we issue or distribute to all or substantially all holders of our Class A common stock any rights or warrants entitling them for a period of not more than 60 days after the date of distribution to subscribe for or to purchase shares of our Class A common stock, at less than the average market price of our Class A common stock on the announcement date of such distribution;

•

we issue or distribute to all or substantially all holders of our Class A common stock our assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value, as determined by our board of directors (or a committee thereof), exceeding 10% of the closing sale price of our Class A common stock as of the trading day immediately preceding the announcement date of such distribution; or

•

there occurs (i) a fundamental change (as defined under “—Purchase of Notes at Your Option upon a Fundamental Change”), (ii) a make-whole adjustment event (as defined under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event”), (iii) a transaction or event that would have constituted a fundamental change but for the “listed stock exception” (as defined under “—Purchase of Notes at Your Option upon a Fundamental Change”) or (iv) a consolidation, merger or binding share exchange that does not also constitute a fundamental change, in each case pursuant to which our Class A common stock would be converted into cash, securities or other property (any such occurrence in clauses (i) through (iv), a “specified corporate change”);

then we must notify holders and the trustee at least 35 scheduled trading days prior to the ex-dividend date for such issuance or distribution or within 20 business days after the occurrence of the specified corporate change (but in no event later than the date, if any, on which we publicly announce such specified corporate change), as the case may be. Once we have given such notice, holders may convert their notes at any time until either (a) in the case of an issuance or distribution, the earlier of the close of business on the business day prior to such ex-dividend date or our announcement that such issuance or distribution will not take place, or (b) in the case of a specified corporate change, the close of business on the related fundamental change purchase date (as defined under “—Purchase of Notes at Your Option upon a Fundamental Change”), or if such specified corporate change does not constitute a fundamental change, the close of business on the date 35 business days after the actual effective date of such specified corporate change. In the case of an issuance or distribution, no conversion pursuant to that issuance or distribution will be allowed if holders of the notes will participate in that issuance or distribution, without conversion of the notes, on the same terms and at the same time as a holder of a number of shares of Class A common stock equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the conversion rate would participate.

For purposes of the first two bullets of the preceding paragraph, the distribution of rights to holders of our Class A common stock pursuant to a rights plan (i.e., “poison pill”) that are not separable from our Class A common stock will not constitute a distribution of rights or warrants by us. However, the separation of those rights from our Class A common stock will constitute a distribution of rights by us to all holders of our Class A common stock at the time of separation.

“Ex-dividend date” means the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our Class A common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The “average market price” on any date means the average of the closing sale prices per share of our Class A common stock for the 10 consecutive trading days ending on the trading day immediately preceding such date.

Conversion on or after March 1, 2017

On and after March 1, 2017 and until the close of business on the second scheduled trading day immediately prior to the stated maturity date, holders may surrender all or any portion of their notes for conversion regardless of whether any of the conditions described in “—Conversion of Notes—Conversion upon Satisfaction of Market Price Condition,” “—Conversion of Notes—Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes” or “—Conversion of Notes—Conversion upon Specified Corporate Transactions” have been satisfied.

Settlement upon Conversion

Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and may choose to pay or deliver, as the case may be, cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted, all as described below. We refer to the amount we are required to pay or deliver, as the case may be, upon conversions as our “conversion obligation” and our election to pay or deliver, as the case may be, cash, shares of Class A common stock, or any combination thereof in excess of the aggregate principal amount of notes described as our “conversion election.”

We will use the same conversion election for all conversions on or after March 1, 2017. For all conversions prior to March 1, 2017, we will use the same conversion election for all conversions occurring on any given conversion date. Except for any conversions that occur on or after March 1, 2017, we will not have any obligation to use the same conversion election with respect to conversions that occur on different conversion dates. For example, until March 1, 2017, we may choose in respect of one conversion date to settle conversions entirely in cash and choose in respect of another conversion date to settle conversions by paying cash in respect of the principal amount of the converted notes and delivery shares of our Class A common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. If we make a conversion election to pay all or a portion of our conversion obligation in excess of the aggregate principal amount of the notes being converted in cash, we will inform holders so converting through notice to the trustee of such election no later than the first trading day immediately following the related conversion date (in the case of any conversion prior to March 1, 2017) or March 1, 2017 (in the case of any conversions on or after March 1, 2017) and we will indicate in such notice the percentage of each share issuable upon conversion in excess of the principal portion of the notes being converted that will be paid in cash (the “cash percentage”). If we do not make such an election, we will be deemed to have elected to satisfy our conversion obligation by paying cash in respect of the aggregate principal amount of the converted notes being converted and delivering shares of our Class A common stock in respect of the remainder, if any, of our conversion obligation, as described below.

“Conversion period” with respect to any note means:

•

if the relevant conversion date occurs prior to March 1, 2017, the 30 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date; and

•

if the relevant conversion date occurs on or after March 1, 2017, the 30 consecutive trading-day period beginning on, and including, the 32nd scheduled trading day immediately preceding the stated maturity date.

The “daily settlement amount,” for each $1,000 aggregate principal amount of notes validly surrendered for conversion, and for each trading day during the conversion period, will consist of:

(1)	a cash payment equal to the lesser of (x) the daily conversion value for such trading day and (y) one-thirtieth (1/30th) of $1,000 (the “daily par amount”); and

(2)	if the daily conversion value for such trading day is greater than the daily par amount, the daily net settlement amount.

“Daily net settlement amount” for each trading day during the conversion period, means:

(1)	if we do not elect a cash percentage as described above, a number of shares of our Class A common stock equal to:

(i)	the difference between the daily conversion value and the daily par amount, divided by

(ii)	the daily VWAP of our Class A common stock for such trading day;

(2)	if we elect a cash percentage of 100%, cash in an amount equal to the difference between the daily conversion value and the daily par amount; or

(3)	if we elect a cash percentage of less than 100%:

(i)	cash in an amount equal to the product of (x) the difference between the daily conversion value and the daily par amount and (y) the cash percentage, plus

(ii)	a number of shares of Class A common stock equal to the product of (x)(A) the difference between the daily conversion value and the daily par amount, divided by (B) the daily VWAP of our Class A common stock for such trading day and (y) 100% minus the cash percentage.

“Daily conversion value” means, for each trading day during the conversion period, one-thirtieth (1/30th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of our Class A common stock on such trading day.

No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on the daily VWAP of our Class A common stock on the last trading day of the relevant conversion period.

“Daily VWAP” of our Class A common stock (or any security that is part of the reference property into which our Class A common stock has been converted, if applicable, as described below), in respect of any trading day, means the per share volume-weighted average price of our Class A common stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page MRX.N Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the reference property into which our Class A common stock has been converted, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or the reference property is not a security), the market value of one share of our Class A common stock (or other reference property) on such trading day as determined in good faith by our board of directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the reference property is not a security). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

For the purposes of determining settlement amounts only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) The New York Stock Exchange or, if our Class A common stock is not listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our Class A common stock is then listed is open for trading or, if our Class A common stock is not so listed, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

For the purposes of determining settlement amounts only, “market disruption event” means (i) a failure by the primary exchange or quotation system on which our Class A common stock trades or is quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our Class A common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The New York Stock Exchange or otherwise) in our Class A common stock or in any options, contracts or future contracts relating to our Class A common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The consideration due upon conversion of the notes will be paid or delivered, as the case may be, through the conversion agent. This payment or delivery, as the case may be, will be made three business days after the last day of the applicable conversion period; provided, however, that if prior to the conversion date for any converted notes our Class A common stock has been replaced by reference property consisting solely of cash (pursuant to the provisions described under “—Recapitalizations, Reclassifications and Changes to Our Common Stock”), we will pay the conversion consideration due in respect of conversion on the tenth trading day immediately following the related conversion date, and, notwithstanding the foregoing, no conversion period will apply to those conversions.

Each conversion will be deemed to have been effected immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any shares of our Class A common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the last trading day of the relevant conversion period (in any other case).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below:

(1) If we issue solely shares of our Class A common stock as a dividend or distribution on all or substantially all of our shares of our Class A common stock, or if we subdivide or combine our Class A common stock, the conversion rate will be adjusted based on the following formula:

CR	=	CR0	×	OS
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the “ex-dividend date” (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Class A common stock, as the case may be;

CR	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Class A common stock, as the case may be;

OS0	=	the number of shares of our Class A common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Class A common stock, as the case may be; and

OS	=	the number of shares of our Class A common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of Class A common stock, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Class A common stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(2) If an ex-dividend date occurs for a distribution to all or substantially all holders of our Class A common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the announcement date for such distribution to subscribe for or purchase shares of our Class A common stock, at a price per share less than the average of the closing sale prices of our Class A common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR	=	CR0	×	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0	=	the number of shares of our Class A common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X	=	the total number of shares of our Class A common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our Class A common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our Class A common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of Class A common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the ex-dividend date for such distribution had not occurred.

For purposes of this clause (2) and for purposes of the first bullet under “—Conversion of Notes—Conversion upon Specified Corporate Transactions “ in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our Class A common stock at a price that is less than the average of the closing sale prices of our Class A common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

(3) If an ex-dividend date occurs for a distribution (the “relevant distribution”) of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Class A common stock (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash; and (iii) spin-offs as defined below in this clause (3)), then the conversion rate will be increased based on the following formula:

CR	=	CR0	×	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0	=	the average of the closing sale prices of our Class A common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of our Class A common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-dividend date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our Class A common stock, without having to convert its notes, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of shares of Class A common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been an ex-dividend date for a dividend or other distribution on our Class A common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR	=	CR0	×	FMV + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV	=	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock (determined by reference to the definition of “closing sale price” set forth under “—Conversion of Notes—Conversion upon Satisfaction of Market Price Condition” as if references therein to our Class A common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0	=	the average of the closing sale prices of our Class A common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined on the last day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period. In respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If an ex-dividend date occurs for a cash dividend or distribution to all, or substantially all, holders of our outstanding Class A common stock (other than (i) any dividend or distribution in connection with our liquidation, dissolution or winding up and (ii) a regular cash dividend that does not exceed $0.10 per share per quarter (as proportionately adjusted to reflect a change in dividend period) (the “dividend threshold amount”)), the conversion rate will be increased based on the following formula:

CR	=	CR0	×	SP0 – T
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0	=	the average of the closing sale prices of our Class A common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution;

T	=	the dividend threshold amount; provided that if the dividend or distribution is not a regular cash dividend, the dividend threshold amount will be deemed to be zero; and

C	=	the amount in cash per share we pay or distribute to all or substantially all holders of our Class A common stock.

The dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the dividend threshold amount for any adjustment to the conversion rate made under this clause (4).

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our Class A common stock, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of shares of our Class A common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our Class A common stock and, if the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the average of the closing sale prices of our Class A common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR	=	CR0	×	AC + (OS × SP)
OS0 × SP

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR	=	the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC	=	the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our Class A common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS	=	the number of shares of our Class A common stock outstanding immediately after the expiration time (after giving effect to such tender or exchange offer); and

SP	=	the average of the closing sale prices of our Class A common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. In respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

If:

•	we elect or are deemed to elect to settle a portion of our conversion obligation in excess of the aggregate principal amount of the notes being converted in shares of our Class A common stock,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on the trading day in question, and

•

the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any Class A common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Class A common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors determines that such increase would be in our best interest. We must give at least 15 days’ prior notice to the holders and the trustee of any such increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Class A common stock or rights to purchase shares of our Class A common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of Class A common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if such withholding taxes are paid on behalf of a holder, those withholding taxes may be withheld from payments of cash and Class A common stock, if any, payable on the notes (or, in some circumstances, against any payments on the Class A common stock). Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our Class A common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. See “Material U.S. Federal Income Tax Considerations” below for a relevant discussion.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Notwithstanding anything in this section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments (1) when the cumulative net effect of all adjustments not yet made will result in a change of at least 1% of the conversion rate or (2) regardless of whether the aggregate adjustment is less than 1%, (i) upon any offer to purchase the notes following a fundamental change, (ii) on each of the trading days within any conversion period and (iii) upon any conversion of notes.

Whenever any provision of the indenture requires us to calculate the closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or the “stock price” for purposes of a make-whole adjustment event over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or stock prices are to be calculated.

No adjustment to the conversion rate need be made for a given transaction if holders of the notes will participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of shares of Class A common stock equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the conversion rate would participate.

If we adjust the conversion rate pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based.

Recapitalizations, Reclassifications and Changes to Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety;

in each case, in which holders of our outstanding Class A common stock are entitled to receive cash, securities or other property for their shares of our Class A common stock (“reference property”), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of such transaction, holders of each $1,000 principal amount of notes will be entitled thereafter to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our Class A common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. However, at and after the effective time of any such transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, in excess of the principal amount as set forth under “—Conversion of Notes—Settlement upon Conversion,” (ii) any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash as described under the provision under “—Conversion of Notes—Settlement upon Conversion,” (iii) any shares of our Class A common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Conversion of Notes—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Class A common stock would have received in such transaction and (iv) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our Class A common stock would have received in such transaction. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Purchase of Notes at Your Option on a Fundamental Change” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and the holders of the notes, including, if applicable, the weighted average described in the immediately following paragraph. Throughout this section (“—Conversion of Notes”), if our Class A common stock has been replaced by reference property as a result of any transaction described in the fourth preceding sentence, references to our Class A common stock are intended to refer to such reference property, subject to such supplemental indenture.

For purposes of the foregoing, the type and amount of consideration that holders of our Class A common stock are entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our Class A common stock to be converted into the right to receive more than a single type of consideration because the holders of our Class A common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common stock that affirmatively make such an election. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event”), multiplied by the price paid per share of Class A common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the tenth business day immediately following the conversion date.

In connection with any adjustment to the conversion rate described above, we will also adjust the dividend threshold amount (as defined under “—Conversion Rate Adjustments”) based on the number of shares of Class A common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the dividend threshold amount will be zero.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our Class A common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.” If your notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the business day immediately preceding such purchase date.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole adjustment event” (as defined below) to, and including, the business day immediately preceding the related fundamental change purchase date, or if a make-whole adjustment event does not also constitute a fundamental change as described below under “—Purchase of Notes at Your Option upon a Fundamental Change,” the 25th scheduled trading day immediately following the effective date of such make-whole adjustment event (such period, the “make-whole adjustment event period”), the conversion rate will be increased by an additional number of shares of Class A common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders, the trustee and the conversion agent as soon as practicable following the effective date of such make-whole adjustment event.

A “make-whole adjustment event” is (i) any “change in control” as described below under “—Purchase of Notes at Your Option upon a Fundamental Change” (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso in clause (2) of the definition thereof) and (ii) any “termination of trading” as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.”

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole adjustment event will be determined by reference to the table below, based on the date on which the make-whole adjustment event occurs or becomes effective, which we refer to as the “effective date,” and (1) the price paid or deemed to be paid per share of our Class A common stock in the change in control in the case of a make-whole adjustment event described in the second clause of the definition of change in control, in the event that our Class A common stock is acquired for cash, or (2) the average of the closing sale prices of our Class A common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such other make-whole adjustment event, in the case of any other make-whole adjustment event. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) and the number of additional shares in the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as described under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate for each $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

	Stock Price
Effective Date	$37.66	$40.00	$42.50	$45.00	$47.50	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$90.00	$100.00
May 16, 2012	5.3106	4.6842	3.9557	3.3516	2.8481	2.4260	1.7715	1.3015	0.9594	0.7079	0.5210	0.3812	0.1968	0.0918
June 1, 2013	5.3106	4.7898	4.0043	3.3561	2.8190	2.3722	1.6877	1.2054	0.8615	0.6146	0.4359	0.3054	0.1408	0.0532
June 1, 2014	5.3106	4.7728	3.9317	3.2427	2.6776	2.2127	1.5132	1.0345	0.7050	0.4766	0.3180	0.2074	0.0771	0.0160
June 1, 2015	5.3106	4.5831	3.6809	2.9522	2.3645	1.8910	1.2032	0.7584	0.4716	0.2871	0.1685	0.0929	0.0155	0.0000
June 1, 2016	5.3106	4.1054	3.1193	2.3464	1.7477	1.2894	0.6816	0.3448	0.1637	0.0689	0.0204	0.0000	0.0000	0.0000
June 1, 2017	5.3106	3.7573	2.2867	0.9795	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 26.5533 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “—Conversion Rate Adjustments” above.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•

between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

in excess of $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•

less than $37.66 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Purchase of Notes at Your Option upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any portion of your notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the occurrence of such fundamental change (such day, the “fundamental change purchase date”) at a purchase price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay to the holder surrendering the note for purchase will be equal to 100% of the principal amount of notes subject to purchase and will not include any accrued and unpaid interest).

We will mail to the trustee and to each holder a written notice of the fundamental change within five business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

•	the events causing the fundamental change;

•

the effective date of the fundamental change, and whether the fundamental change is a make-whole adjustment event, in which case the notice shall state the effective date of the make-whole adjustment event;

•	information about the holders’ right to convert the notes;

•	information about the holders’ right to require us to purchase the notes;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the conversion rate and any adjustments to the conversion rate;

•	the procedures required for exercise of the purchase option upon the fundamental change; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the delivery of the fundamental change notice and the close of business on the business day immediately preceding the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding to the fundamental change purchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

“Fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)

the consummation of (A) any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination) as a result of which our Class A common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our Class A common stock will be converted into cash, securities or other property, other than a merger of us solely for the purpose of changing our jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of Class A common stock solely into shares of common stock of the surviving entity; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided that any transaction described in clause (B) pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “change in control”; or

(3)	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the indenture).

Notwithstanding the foregoing, transactions under clause (1) or (2) above will not constitute a “change in control” if at least 90% of the consideration paid for our Class A common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a transaction otherwise constituting a change in control under clause (1) or (2) above consists of shares of capital stock or American Depositary Receipts in respect of shares of capital stock traded or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded or quoted immediately following the completion of the transaction, and, as a result of the completion of the transaction such consideration becomes the reference property for the notes in accordance with “—Conversion Rate Adjustments—Recapitalizations, Reclassifications and Changes to Our Common Stock.” The exception to the definition of “change in control” in this paragraph is referred to as the “listed stock exception.”

A “termination of trading” will be deemed to have occurred if shares of our Class A common stock, or shares of any other capital stock or American Depositary Receipts in respect of shares of capital stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or quoted on an established automated over-the-counter trading market in the United States.

The term “all or substantially all” as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will be required to purchase notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price).

In connection with any purchase of notes in the event of a fundamental change, we will, in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our Class A common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

Furthermore, holders may not be entitled to require us to purchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in certain circumstances involving a significant change in the composition of our board.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. We may in the future incur debt that may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger and Sale of Assets

The following description replaces the description set forth under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus in its entirety.

We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to any successor person, unless:

•

the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to us, and may exercise every right and power of ours, under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control” permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to the notes (in lieu of the events described under “Description of Debt Securities—Events of Default” in the accompanying prospectus – the remainder of such section will apply to the notes):

(1)	we fail to pay the principal of any note when due;

(2)	we fail to pay or deliver, as the case may be, the conversion obligation owing upon conversion of any note (including any additional shares) within five calendar days;

(3)	we fail to pay any interest on any note when due, and such failure continues for 30 days;

(4)	we fail to pay the fundamental change purchase price of any note when due;

(5)	we fail to provide timely notice of a fundamental change, make-whole adjustment event or a specified corporate transaction in accordance with the terms of the indenture;

(6)	we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above) and such failure continues for 60 days after notice is given in accordance with the indenture;

(7)	any indebtedness for money borrowed by, or any other payment obligation of, us, any of our subsidiaries that is a “significant subsidiary” (as defined below) or any group of subsidiaries that, taken together, would constitute a “significant subsidiary,” in an outstanding principal amount, individually or in the aggregate, in excess of $25 million is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within 30 days after written notice as provided in the indenture;

(8)	we fail or any of our subsidiaries that is a “significant subsidiary” or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $25 million, if the judgments are not paid, discharged or stayed within 30 days; and

(9)	certain events of bankruptcy, insolvency or reorganization of us, any of our subsidiaries that is a “significant subsidiary” or any group of subsidiaries that, taken together, would constitute a “significant subsidiary”.

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X under the Exchange Act; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $25 million.

Notwithstanding the foregoing and notwithstanding the remedies afforded to holders upon the occurrence and continuation of an event of default as set forth under “Description of Debt Securities—Events of Default” in the accompanying prospectus, if we so elect, the sole remedy under the indenture for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below, will consist exclusively of the right to receive additional interest on the notes at an annual rate (x) for the 180 days after the occurrence of such an event of default, equal to 0.25% of the aggregate principal amount of the notes to, but not including, the 181st day thereafter and (y) for the 180 days after the 181st day after the occurrence of such an event of default, equal to 0.50% of the aggregate principal amount of the notes to, but not including, the 361st day thereafter (or, if applicable in either case, the earlier date on which the event of default relating to the reporting obligations is cured or waived).

Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. In no event shall additional interest accrue on any day under the terms of the indenture at an annual rate in excess of 0.50% for any violation or default caused by our failure to be current in respect of our Exchange Act reporting obligations. If the event of default is continuing on the 361st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium or any interest on any note when due or a default in the payment or delivery of the consideration due upon conversion of any note within the time period required by the indenture; provided, however, that the holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default or delivery default that resulted from the acceleration.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a default or event of default occurs and is continuing with respect to the notes and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the notes notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in payment on any note or payment or delivery of the consideration due upon conversion of any note) with respect to the notes if the trustee determines in good faith that withholding notice is in the interest of the holders of the notes.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Waiver

The following description replaces the description set forth under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus in its entirety.

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the notes;

•	reduce the principal amount of or interest on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

•

impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under “—Purchase of Notes at Your Option upon a Fundamental Change” in a manner adverse to holders of notes;

•	change the ranking of the notes;

•	adversely affect the right of holders to convert notes; or

•

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

Without the consent of any holder, we and the trustee may amend the indenture:

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets;”

•	to make any change that does not adversely affect the rights of any holder of notes;

•

to effect the appointment of a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to provide for the assumption by a successor corporation of our obligations under the indenture;

•	to add guarantees with respect to the notes;

•	to secure the notes;

•	to add to our covenants for the benefit of the holders or surrender any right or power conferred upon us; or

•	to conform the provisions of the indenture to the “Description of the Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any fundamental change purchase date or upon conversion (and determination of related settlement amounts) or otherwise, cash or cash and shares of our Class A common stock, if any (in the case of conversion), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer, Exchange and Conversion

We will maintain an office in New York City where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Inapplicable Provisions of the Base Indenture

The provisions of the accompanying prospectus described under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” will not apply to the notes.

Reports

So long as any notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and the holders of the notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the trustee and the holders of the notes as of the time such documents are filed via EDGAR.

Calculations in Respect of the Notes

We and the bid solicitation agent will be responsible for making the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the closing sale price of our Class A common stock, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Concerning the Trustee

Deutsche Bank Trust Company Americas has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. The trustee is an affiliate of one of the underwriters as described under “Underwriting.”

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Notes

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, we will exchange, in accordance with DTC procedures, the global security for certificated securities that DTC will distribute to its participants if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with the option counterparties. The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our Class A common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also expect to enter into warrant transactions with the option counterparties whereby we will sell to the option counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our Class A common stock.

We intend to use approximately $40.4 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (taking into account the proceeds received to us from the sale of the warrant transactions). If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset any cash payments we are required to make in excess of the principal amount upon conversion of the notes in the event that the market price per share of our Class A common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our Class A common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants, unless we elect, subject to certain conditions, to settle the warrants in cash.

We will not be required to make any cash payments to the option counterparties upon the exercise of the options that are a part of the convertible note hedge transactions, but will be entitled to receive from them a number of shares of our Class A common stock and/or an amount of cash generally based on the amount by which the market price per share of our Class A common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our Class A common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants, we will owe the option counterparties a number of shares of our Class A common stock in an amount based on the excess of such market price per share of our Class A common stock over the strike price of the warrants or, at our election subject to certain conditions, cash in an amount equal to such excess.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the option counterparties or affiliates thereof, are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

For a discussion of the potential impact of any market or other activity by the option counterparties in connection with these convertible note hedge and warrant transactions, see

“Underwriting—Convertible Note Hedge and Warrant Transactions” and “Risk Factors—Risks Related to the Notes—The convertible note hedge and warrant transactions may affect the value of the notes and our Class A common stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of notes and the shares of Class A common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of Class A common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding notes or Class A common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or Class A common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes or shares of Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of Class A common stock, you should consult your tax advisor.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES OR THE SHARES OF OUR COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of Class A common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of Class A common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount, if any (as determined under the Code). In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders—Conversion of Notes” a U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid stated interest not previously included in income, which generally will be taxable as such) and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder presents a note for conversion, a U.S. holder may receive solely cash or a combination of cash and Class A common stock in exchange for notes depending upon our chosen settlement method.

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”).

The tax treatment of a conversion of a note into cash and Class A common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization.    If a combination of cash and stock is received by a U.S. holder upon conversion of notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion will be treated as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. holder will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the Class A common stock received (other than amounts attributable to accrued interest) over the U.S. holder’s tax basis in the notes and (ii) the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

Cash received in lieu of a fractional share of our Class A common stock upon a conversion of a note should be treated as a payment in exchange for the fractional share of our Class A common stock. Accordingly, the receipt of cash in lieu of a fractional share of our Class A common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of our Class A common stock and a U.S. holder’s tax basis allocable to such fractional share of our Class A common stock, as described below.

The tax basis of the shares of Class A common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but excluding Class A common stock attributable to accrued interest) generally will equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s tax basis in a fractional share of our Class A common stock will be determined by allocating such holder’s tax basis in the shares of our Class A common stock, as determined in accordance with the previous sentence, between the shares of our Class A common stock actually received and the fractional share of our Class A common stock deemed received upon conversion, in accordance with their respective fair market values. A U.S. holder’s holding period for shares of Class A common stock (other than Class A common stock attributable to accrued interest) would include the period during which the U.S. holder held the notes.

Alternative Treatment as Part Conversion and Part Redemption.    If the conversion of a note into cash and Class A common stock were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the note taxable in the manner described under “Consequences to U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above, and the Class A common stock received on such a conversion (other than Class A common stock attributable to accrued interest) would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. holder. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the Class A common stock received and the portion of the note that is treated as sold for cash. The holding period for the Class A common stock received in the conversion (other than Class A common stock attributable to accrued interest) would include the holding period for the notes.

Class A Common Stock Received Attributable to Accrued Interest.    To the extent the fair market value of shares of our Class A common stock received is attributable to accrued interest not previously included in income, the fair market value of such shares will generally be taxable as ordinary interest income (as described above in “—Consequences to U.S. Holders—Payments of Interest”). A U.S. holder’s tax basis in such shares generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the day after the date of conversion.

Possible Effect of the Change in Conversion Consideration after a Change in Control

In the event we undergo certain of the events described under “Description of the Notes—Recapitalizations, Reclassifications and Changes to Our Common Stock,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. holder would be entitled to convert its notes into the shares, property or assets described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Distributions

Distributions, if any, made on our Class A common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2013, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our Class A common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “Consequences to U.S. Holders—Distributions” above. However, it is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding may be withheld from payments of cash and Class A common stock payable on the notes (or, in certain circumstances, from any payments on the Class A common stock).

Sale, Certain Redemptions or Other Taxable Dispositions of Class A Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our Class A common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) the U.S. holder’s tax basis in the Class A common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the Class A common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, the 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

If we are required to pay additional interest as described under “Description of Notes—Events of Default,” such payments of additional interest may be subject to the 30% U.S. federal withholding tax unless the non-U.S. holder provides certifications claiming that such payments are subject to reduction or elimination of withholding under an applicable income tax treaty, or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If there is a withholding of tax from any payment of additional interest, non-U.S. holders should consult their own tax advisors regarding whether they would be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of Class A common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes are paid on behalf of a non-U.S. holder, those withholding taxes may be withheld from payments of cash and Class A common stock payable on the notes (or, in certain circumstances, from any payments on the Class A common stock). Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our Class A common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends.

However, dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of Class A common stock who wishes to claim the benefit of an applicable income tax treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Class A Common Stock

Any gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or Class A common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the five-year period ending on the date of disposition of the notes or Class A common stock, as the case may be.

If a non-U.S. holder’s gain is described in the first bullet point above, such holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or Class A common stock, generally in the same manner as if such holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits. If a non-U.S. holder is described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or Class A common stock (which gain may be offset by U.S.-source capital losses), even though the holder is not considered a resident of the United States. Any amounts (including Class A common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which are attributable to accrued interest will be taxable as interest and may be subject to the rules described above under “Consequences to Non-U.S. Holders—Payments of Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest on the notes (including additional interest that we may be required to pay under circumstances described above under “Description of Notes—Events of Default”) and dividends on shares of Class A common stock (including constructive dividends deemed paid) and to the proceeds of a sale of a note or share of Class A common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest (including additional interest that we may be required to pay under circumstances described above under “Description of Notes—Events of Default”) and dividends (including constructive dividends deemed paid) paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Foreign Accounts

Legislation enacted in 2010 (“FATCA legislation”) generally imposes a withholding tax of 30% on interest and dividends paid on, and the gross proceeds of a disposition of, debt obligations or stock in a United States corporation paid after December 31, 2012 to (i) a foreign financial institution (“FFI”), whether as a beneficial owner or intermediary, unless such institution enters into an agreement with the United States government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or qualifies for an exemption from these rules, and (ii) a foreign entity that is not a financial institution (whether as a beneficial owner or intermediary for another foreign entity that is not a financial institution) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or qualifies for an exemption from these rules. A person that receives payments through one or more FFIs may receive reduced payments as a result of FATCA withholding taxes if (i) any such FFI does not enter into such an agreement with the U.S. government and does not otherwise establish an exemption, or (ii) such person is a “recalcitrant account holder” or itself an FFI that fails to establish an exemption.

Although the withholding rules described above currently would apply to applicable payments made after December 31, 2012, proposed Treasury Regulations provide that such rules will apply to payments of interest or dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of debt instruments or stock on or after January 1, 2015. Moreover, although such withholding rules currently would apply to debt securities issued after March 18, 2012, proposed Treasury Regulations extend the date of the initial application of such rules and indicate that such rules would not apply to debt securities outstanding on January 1, 2013 unless they are treated as “significantly modified” after such date. The proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Even if this exception applies, dividends paid with respect to, and the gross proceeds of a disposition of, our Class A common stock received in exchange for the notes if paid after the applicable dates would be subject to the FATCA withholding tax. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the notes and our Class A common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally and not jointly agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
Deutsche Bank Securities Inc..	$270,000,000
J.P. Morgan Securities LLC.	180,000,000

Total	$450,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

We have been advised that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the offering price and other selling terms.

We estimate that our share of the total expenses of this offering, excluding the underwriting discount and commissions, will be approximately $2.0 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to $50,000,000 aggregate principal amount of additional notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the notes offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional notes as the number of notes to be purchased by it in the above table bears to the total number of notes offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional notes to the underwriters to the extent the option is exercised. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Note	No Exercise	Full Exercise
Public Offering Price	100%	$450,000,000	$500,000,000
Underwriting, discounts and commissions	2.625%	$11,812,500	$13,125,000
Proceeds, before expenses, to us	97.375%	$438,187,500	$486,875,000

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed that we will not, without the prior written consent of the underwriters, during the period ending 90 days after the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. We have also agreed not to file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock.

Each of our directors and executive officers has agreed pursuant to lock-up agreements that they will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of our common stock (including, without limitation, shares of our common stock which may be deemed to be beneficially owned by them currently or hereafter in accordance with the rules and regulations of the SEC and shares of our common stock which may be issued upon exercise of a stock option or warrant) and any other security convertible into or exchangeable for our common stock or enter into any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from our common stock during the period that is 90 days after the date of the final prospectus relating to this offering.

With respect to us, the restrictions described above do not apply to:

•	the securities and underlying shares to be sold in this offering;

•	the convertible note hedge and warrant transactions described in this prospectus supplement;

•

the issuance by us of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding as of the date of this prospectus supplement of which the underwriters have been advised in writing;

•	any shares of our common stock issued, or options to purchase our common stock granted, pursuant to existing employee benefit plans; and

•	the establishment of a repurchase plan pursuant to Rule 10b5-1 under the Exchange Act for the repurchase of shares of our common stock.

With respect to our directors and executive officers, the restrictions above do not apply, subject to certain conditions, to transfers of our common stock or other securities:

•	by gift (including to a trust);

•	by distribution to partners, members or shareholders of the director or officer;

•	by will or by intestacy;

•	to us in an amount deemed to occur upon the cashless exercise of options granted pursuant to our employee benefit plans in existence on the date of this prospectus supplement;

•	to us in an amount necessary to satisfy taxes payable in connection with awards granted pursuant to our employee benefit plans in existence on the date hereof; and

•

via a cashless exercise (including any broker-assisted cashless exercise) of options that will expire during the restricted period and that were issued by us pursuant to equity compensation plans in existence on the date of this prospectus supplement.

Notwithstanding the foregoing, our directors and executive officers are permitted to transfer shares of our common stock in an aggregate amount not to exceed 547,056 shares.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such particular underwriter in stabilizing or short covering transactions. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, investment research, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Convertible Note Hedge and Warrant Transactions

In connection with the pricing of the notes, we expect to enter into convertible note hedge transactions with affiliates of Deutsche Bank Securities Inc. and/or J.P. Morgan Securities LLC (each of which we refer to as an “option counterparty”). The convertible note hedge transactions are expected to reduce the potential dilution to our common stock and/or offset potential cash amounts we are required to pay in excess of the principal amount upon conversion the of notes. We also expect to enter into warrant transaction with the option counterparties. However, the warrant transactions would separately have a dilutive effect on our common stock to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option to purchase additional notes, we may enter into additional convertible note hedge transactions and additional warrant transactions.

We intend to use approximately $40.4 million of the net proceeds from this offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the sale of the warrant transactions). If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, the option counterparties or affiliates thereof expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the option counterparties or affiliates thereof may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any conversion period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any conversion period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the option counterparties or affiliates thereof in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the Company for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Latham & Watkins LLP. Davis Polk & Wardwell LLP will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Medicis Pharmaceutical Corporation incorporated by reference in Medicis Pharmaceutical Corporation‘s Annual Report on Form 10-K for the year ended December 31, 2011, including schedules appearing therein, and the effectiveness of Medicis Pharmaceutical Corporation’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and Medicis Pharmaceutical Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Graceway Pharma Holding Corp. and subsidiaries (“Graceway”) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on covering the December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that Graceway has incurred losses from operations, due principally to lost revenue from a key product, has a net capital deficiency at December 31, 2010, is in default of certain debt covenants and expects that its existing capital resources and cash flows from operations will be inadequate to satisfy its debt service and liquidity requirements. These matters raise substantial doubt about Graceway’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange under the symbol “MRX,” and reports, proxy statements and other information concerning Medicis Pharmaceutical Corporation can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Our web site address is http://www.medicis.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus supplement, between the date of this prospectus supplement and the termination of the offering of the securities described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 8, 2012.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2012.

•

Our Current Reports on Form 8-K, filed with the SEC on March 2, 2012, March 28, 2012, May 2, 2012, May 8, 2012, May 10, 2012 (2 filings) and our Amended Current Report on Form 8-K/A, filed with the SEC on February 16, 2012.

•

The description of our Common Stock contained in the our registration statement, filed with the SEC on Form 8-A dated September 17, 1998 and any amendment or report filed with the SEC for the purpose of updating the description.

•

The description of the amended and restated rights agreement, contained in our registration statement on Form 8-A/A filed pursuant to Section 12 of the Exchange Act, dated August 17, 2005, filed with the SEC on August 18, 2005 and any amendment or report filed with the SEC for the purpose of updating the description.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

Attention: Corporate Secretary

Telephone: (602) 808-8800

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS

MEDICIS PHARMACEUTICAL CORPORATION

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Investing in our securities involves risks. See the “Risk Factors” on page 5 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Our common stock is quoted on the New York Stock Exchange under the symbol “MRX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Medicis,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Medicis Pharmaceutical Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange under the symbol “MRX,” and reports, proxy statements and other information concerning Medicis Pharmaceutical Corporation can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Our web site address is http://www.medicis.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 8, 2012.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2012.

•

Our Current Reports on Form 8-K, filed with the SEC on March 2, 2012, March 28, 2012, May 2, 2012, May 8, 2012 and May 10, 2012, and our Amended Current Report on Form 8-K/A, filed with the SEC on February 16, 2012.

•

The description of the Company’s Common Stock contained in the Company’s registration statement, filed with the SEC on Form 8-A dated September 17, 1998 and any amendment or report filed with the SEC for the purpose of updating the description.

•

The description of the amended and restated rights agreement, contained in the Company’s registration statement on Form 8-A/A filed pursuant to Section 12 of the Exchange Act, dated August 17, 2005, filed with the SEC on August 18, 2005 and any amendment or report filed with the SEC for the purpose of updating the description.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Medicis Pharmaceutical Corporation

7720 North Dobson Road

Scottsdale, Arizona 85256

Attention: Corporate Secretary

Telephone: (602) 808-8800

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

MEDICIS PHARMACEUTICAL CORPORATION

Medicis Pharmaceutical Corporation, together with its wholly owned subsidiaries, is a leading independent specialty pharmaceutical company focusing primarily on helping patients attain a healthy and youthful appearance and self-image through the development and marketing in the United States and Canada of products for the treatment of dermatological and aesthetic conditions.

We filed our certificate of incorporation with the Secretary of State of Delaware on July 28, 1988. We completed our initial public offering during our fiscal year ended June 30, 1990, and launched our initial pharmaceutical products during our fiscal year ended June 30, 1991.

Our principal executive offices are located at 7720 North Dobson Road, Scottsdale, Arizona 85256, and our telephone number is (602) 808-8800.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth the ratios of earnings to combined fixed charges for Medicis and its consolidated subsidiaries for the periods indicated.

	Three Months Ended March 31, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Combined Fixed Charges	7.5x	28.8x	40.7x	26.5x	9.9x	11.1x

For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.

For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	151,000,000 shares of common stock, $0.014 par value; and

•	5,000,000 shares of preferred stock, $0.01 par value.

Common Stock

We have two classes of authorized common stock: Class A common stock, par value $0.014 per share, of which we are authorized to issue 150,000,000 shares, and Class B common stock, par value $0.014 per share, of which we are authorized to issue 1,000,000 shares. As of May 8, 2012, 75,423,019 shares of Class A common stock were issued and outstanding (including 17,953,745 treasury shares) and held by approximately 160 holders of record. As of May 8, 2012, no shares of Class B common stock were issued and outstanding. As of May 8, 2012, there were 3,996,772 shares of Class A common stock reserved for issuance upon exercise of outstanding stock options, 2,023,742 shares of Class A common stock reserved for issuance upon vesting of restricted stock awards, 4,276,263 shares of Class A common stock reserved for future issuances under our equity incentive award plans and 5,827,236 shares of Class A common stock reserved for issuance upon conversion of our existing convertible senior notes.

Except as noted below, the designations, preferences, limitations and relative rights of the Class A common stock and Class B common stock are substantially identical. Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. Except as provided below or in our amended and restated certificate of incorporation or required by law, holders of Class A common stock and Class B common stock vote together as a class on all matters with respect to which our stockholders are entitled to vote.

Holders of Class A common stock and Class B common stock have equal rights to receive dividends and other distributions, if any, as may be declared from time to time by our board of directors. However, any dividend declared and paid to the holders of Class A common stock must be accompanied by the declaration and payment of an equivalent dividend to the holders of Class B common stock. If we in any manner subdivide, combine or reclassify the outstanding shares of Class A common stock or Class B common stock, as the case may be, the outstanding shares of the other class shall be subdivided, combined or reclassified proportionately in the same manner and on the same basis as the outstanding shares of Class A common stock or Class B common stock, as the case may be. Holders of Class A common stock and Class B common stock are not entitled to preemptive or similar rights. The Class B common stock may be converted into Class A common stock on a share-for-share basis at any time at the election of the holder and will automatically convert into Class A common stock upon sale or transfer of Class B common stock other than to another holder of Class B common stock.

Transfer Agent

The transfer agent and registrar for our Class A common stock is Wells Fargo Bank, N.A.

Dividend

We do not have a dividend policy. Prior to July 2003, we had not paid a cash dividend on our common stock. Since July 2003, we have paid quarterly cash dividends aggregating approximately $89.2 million on our common stock. Any future determinations to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that our board of directors deems relevant.

Preferred Stock

We currently have authorized 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. See “—Preference Stock Purchase Rights.”

Upon liquidation, dissolution or winding up of our Company, any holders of preferred stock will be paid in full any amounts to which they may be entitled, prior to any distribution of our assets to the holders of Class A common stock and Class B common stock on a pro rata basis.

Preference Stock Purchase Rights

On August 17, 1995, our board of directors declared a dividend of one preference share purchase right, or a Right, for each outstanding share of Class A Common Stock, or the Class A Common Shares, and Class B Common Stock, or the Class B Common Shares and, together with the Class A Common Shares, the Common Shares of the Company. The dividend was payable on August 30, 1995, or the Record Date, to the holders of record of the Common Shares on that date. Each Right, as amended, entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preference Stock, par value $.01 per share, or the Preference Shares, of the Company at a price of $200.00 per one one-hundredth of a Preference Share, or the Purchase Price, subject to adjustment. The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement, dated as of August 17, 2005, or the Rights Agreement, between the Company and Wells Fargo Bank, N.A., as Rights Agent, or the Rights Agent.

Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated person, or an Acquiring Person, have acquired beneficial ownership of 15% or more of the outstanding Class A Common Shares (20% or more for certain institutional investors) or (ii) ten business days (or such later date as may be determined by action of the board of directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Class A Common Shares (20% or more for certain institutional investors) (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of a Summary of Rights attached thereto.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Class A Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights, or the Right Certificates, will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on August 17, 2015, or the Final Expiration Date, unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (2) upon the grant to holders of the Preference Shares of certain rights or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (3) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Class A Common Shares or a stock dividend on the Class A Common Shares payable in Class A Common Shares or subdivisions, consolidations or combinations of the Class A Common Shares occurring, in any such case, prior to the Distribution Date.

Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Shares will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Class A Common Share. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Class A Common Share. Each Preference Share will have 100 votes, voting together with the Class A Common Shares, except as otherwise required by law. Finally, in the event of any merger, consolidation or other transaction in which Class A Common Shares are exchanged, each Preference Share will be entitled to receive 100 times the amount received per Class A Common Share. These rights are protected by customary antidilution provisions.

The dividend, liquidation and voting rights and the non-redemptive feature of the Preference Shares are designed so that the value of the one one-hundredth interest in a Preference Share purchasable upon exercise of each Right should approximate the value of one Class A Common Share.

In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right that number of shares of common stock of the acquiring company as shall equal the result obtained by (A) multiplying the then current exercise price of a Right by the number of one one-hundredths of a Preference Share for which a Right is then exercisable and (B) dividing that product by 50% of the then current per share market price of the shares of common stock of the acquiring company on the date of consummation of such merger, business combination or sale of assets or earning power.

The Rights Agreement also provides that, in the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Class A Common Shares as shall equal the result obtained by (A) multiplying the then current exercise price of the Right by the number of one one-hundredths of a Preference Share for which a Right is then exercisable and (B) dividing that product by 50% of the then current per share market price of the Class A Common Shares on the date of the occurrence of such event.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Class A Common Shares, the board of directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Class A Common Share, or one one-hundredth of a Preference Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

At any time prior to the time an Acquiring Person becomes such, the board of directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right, or the Redemption Price. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors of the Company in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

A committee of the board of directors of the Company composed of independent directors will review the Rights Agreement periodically (at least every three years) in order to consider whether the maintenance of the Rights Agreement continues to be in the best interest of the Company, its stockholders and any other relevant constituencies. This committee will communicate its conclusions to the full board of directors after each review, including any recommendation as to whether the Rights Agreement should be modified or the Rights should be redeemed.

The terms of the Rights may be amended by the board of directors of the Company without the consent of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The description above is summarized from, and qualified in its entirety by reference to, the Rights Agreement, which has been publicly filed with the SEC.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and Deutsche Bank Trust Company Americas, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Medicis,” “we,” “our” or “us” refer to Medicis Pharmaceutical Corporation excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange; and

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Medicis) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Medicis and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Medicis;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration, subject to the limitations described above under the heading “Events of Default.” (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4).

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligation Law). (Section 10.10)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Medicis Pharmaceutical Corporation.

EXPERTS

The consolidated financial statements of Medicis Pharmaceutical Corporation incorporated by reference in Medicis Pharmaceutical Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 including schedules appearing therein, and the effectiveness of Medicis Pharmaceutical Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Graceway Pharma Holding Corp. and subsidiaries (“Graceway”) as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on covering the December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that Graceway has incurred losses from operations, due principally to lost revenue from a key product, has a net capital deficiency at December 31, 2010, is in default of certain debt covenants and expects that its existing capital resources and cash flows from operations will be inadequate to satisfy its debt service and liquidity requirements. These matters raise substantial doubt about Graceway’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

$450,000,000

Medicis Pharmaceutical Corporation

1.375% Convertible Senior Notes due 2017

PROSPECTUS SUPPLEMENT

May 10, 2012

Deutsche Bank Securities

J.P. Morgan